EXHIBIT 99.1

400 Centre Street, Newton, MA 02458-2076	tel: (617) 964-8389 fax: (617) 969-5730

FOR IMMEDIATE RELEASE	Contact:
Timothy A. Bonang,
Manager of Investor Relations
(617) 796-8149
www.hptreit.com

Hospitality Properties Trust Announces Second Quarter Results

Newton, MA (August 2, 2006): Hospitality Properties Trust (NYSE: HPT) today announced its results of operations for the quarter and six months ended June 30, 2006.

Results for the quarter ended June 30, 2006:

Net income was $35.4 million for the quarter ended June 30, 2006, compared to $22.4 million for the same quarter last year. Net income available for common shareholders was $33.5 million, or $0.47 per share, for the quarter ended June 30, 2006, compared to $20.5 million, or $0.30 per share, for the same quarter last year. Net income and net income available for common shareholders for the quarter ended June 30, 2005, included a $7.3 million, or $0.11 per share, loss on asset impairment.

Funds from operations (FFO) for the quarter ended June 30, 2006 were $82.4 million, or $1.14 per share. This compares to FFO for the quarter ended June 30, 2006 of $67.2 million, or $0.98 per share.

The weighted average number of common shares outstanding totaled 72.0 million and 68.4 million for the quarters ended June 30, 2006 and 2005, respectively.

Results for the six months ended June 30, 2006:

Net income was $70.6 million for the six months ended June 30, 2006, compared to $51.1 million for the same period last year. Net income available for common shareholders was $66.8 million, or $0.93 per share, for the six months ended June 30, 2006, compared to $47.3 million, or $0.70 per share, for the same period last year. Net income and net income available for common shareholders for the six months ended June 30, 2005, included a $7.3 million, or $0.11 per share, loss on asset impairment.

Funds from operations (FFO) for the six months ended June 30, 2006 were $155.1 million, or $2.16 per share. This compares to FFO for the six months ended June 30, 2005 of $128.1 million, or $1.89 per share.

A Maryland Real Estate Trust with transferable shares of beneficial interest listed on the New York Stock Exchange.
No shareholder, Trustee or officer is personally liable for any act or obligation of the Trust.

The weighted average number of common shares outstanding totaled 71.9 million and 67.8 million for the six months ended June 30, 2006 and 2005, respectively.

Portfolio Performance:

For HPT’s 308 hotels open during the 2006 and 2005 periods, revenue per available room, or RevPAR, for the quarter ended June 30, 2006, versus the same quarter last year increased 11.0% to $75.58. Average daily rate, or ADR, rose to $99.05 a 10.1% improvement, while occupancy increased by 0.6 percentage points to 76.3% from the prior year period.

For HPT’s 308 hotels open during the 2006 and 2005 periods, revenue per available room, or RevPAR, for the six months ended June 30, 2006, versus the same period last year increased 12.0% to $72.92. Average daily rate, or ADR, rose to $98.81 a 10.6% improvement, while occupancy increased by 0.9 percentage points to 73.8% from the prior year period.

Financing Activities:

On June 15, 2006, HPT issued $275 million of 6.3% senior notes due 2016. Net proceeds from this offering of approximately $271.9 million were used to reduce borrowings outstanding under HPT’s revolving credit facility.

On July 5, 2006, HPT raised its regular quarterly common share dividend by $0.01 to $0.74 per common share ($2.96 per share per year). This regular quarterly dividend will be paid to common shareholders of record as of the close of business on July 14, 2006, and distributed on or about August 17, 2006.

Investing Activities:

On April 6, 2006, HPT purchased two Crowne Plaza Hotels, one in Miami, Florida and the other in Philadelphia, Pennsylvania, for $63 million. These hotels have 749 rooms/suites and over 23,000 square feet of meeting space. Simultaneously with this purchase, HPT amended its management agreement with IHG for the eight hotels acquired on January 25, 2006, by adding these hotels to that combination agreement.

On April 13, 2006, HPT purchased a newly developed 150 room Staybridge Suites Hotel in Parsippany, New Jersey for $21 million. Simultaneously with this transaction, HPT amended its management agreement with IHG for 30 Staybridge Suites by adding this hotel to that combination agreement.

Subsequent Event:

On July 26, 2006, HPT sold two million common shares of beneficial interest at a price of $43.66 per share in a public offering. Net proceeds from this sale of approximately $83.2 million after underwriting and other offering expenses were used to repay borrowings outstanding under HPT’s revolving bank credit facility and for general business purposes. On July 28, 2006, the underwriters of this offering exercised an option to purchase an additional 300,000 common shares of beneficial interest at a price of $43.66 to cover over allotments.

Conference Call:

On Wednesday, August 2, 2006, at 1:00 p.m. Eastern Time, John Murray, president and chief operating officer, and Mark Kleifges, chief financial officer, will host a conference call to discuss the results for the quarter ended June 30, 2006.

The conference call telephone number is (800) 818-5264. Participants calling from outside the United States and Canada should dial (913) 981-4910. No pass code is necessary to access the call from either number. Participants should dial in about 15 minutes prior to the scheduled start of the call. A replay of the conference call will be available through Tuesday, August 8, 2006. To hear the replay, dial (719) 457-0820. The replay pass code is 7364018.

A live audio webcast of the conference call will also be available in a listen only mode on the company’s web site, which is located at www.hptreit.com. Participants wanting to access the webcast should visit the company’s web site about five minutes before the call. The archived webcast will be available for replay on HPT’s web site for about one week after the call.

Supplemental Data:

A copy of HPT’s Second Quarter 2006 Supplemental Operating and Financial Data is available for download at HPT’s web site, www.hptreit.com.

Hospitality Properties Trust is a real estate investment trust, or REIT, which owns 310 hotels located in 38 states, Puerto Rico and Canada. HPT is headquartered in Newton, Massachusetts.

Hospitality Properties Trust
CONSOLIDATED STATEMENT OF INCOME AND FUNDS FROM OPERATIONS
(amounts in thousands, except per share data)

	Quarter Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Revenues:
Hotel operating revenues(1)	$233,627	$181,059	$435,455	$326,106
Rental income	32,870	31,890	65,346	62,955
FF&E reserve income(2)	5,273	4,838	10,263	9,237
Interest income	428	294	850	530
Total revenues	272,198	218,081	511,914	398,828

Expenses:
Hotel operating expenses(1)	172,625	132,344	316,814	232,769
Interest (including amortization of deferred financing costs of $635, $945, $1,245 and $1,679, respectively)	21,162	17,591	40,150	33,020
Depreciation and amortization	35,848	31,639	70,800	62,462
General and administrative	7,186	6,796	13,540	12,160
Loss on asset impairment(3)	—	7,300	—	7,300
Total expenses	236,821	195,670	441,304	347,711

Net income	35,377	22,411	70,610	51,117
Preferred distributions	(1,914)	(1,914)	(3,828)	(3,828)
Net income available for common shareholders	$33,463	$20,497	$66,782	$47,289

Calculation of FFO(4):
Net income available for common shareholders	$33,463	$20,497	$66,782	$47,289
Add: FF&E deposits not in net income(2)	533	498	1,045	997
Depreciation and amortization	35,848	31,639	70,800	62,462
Loss on asset impairment(3)	—	7,300	—	7,300
Deferred percentage rent(5)	1,528	967	3,176	1,887
Deferred hotel operating income(6)	10,993	6,302	13,343	8,151
Funds from operations (“FFO”)	$82,365	$67,203	$155,146	$128,086

Weighted average common shares outstanding	71,953	68,357	71,937	67,783

Per common share amounts:
Net income available for common shareholders	$0.47	$0.30	$0.93	$0.70
FFO(4)	$1.14	$0.98	$2.16	$1.89
Common distributions declared	$0.74	$0.72	$1.47	$1.44

See Notes on page 5.

Hospitality Properties Trust

NOTES TO CONSOLIDATED STATEMENT OF INCOME AND FUNDS FROM OPERATIONS
(amount in thousands, except per share data)

(1)    At June 30, 2006, each of our 310 hotels are included in one of eleven combinations of hotels of which 201 are leased to one of our taxable REIT subsidiaries and managed by independent hotel operating companies and 109 are leased to third parties. Our consolidated statement of income includes hotel operating revenues and expenses of managed hotels and rental income from our leased hotels.

(2)    Various percentages of total sales at most of our hotels are escrowed as reserves for future renovations or refurbishment, or FF&E Reserve escrows. We own the FF&E Reserve escrows for all the hotels leased to our taxable REIT subsidiaries and for most of the hotels leased to third parties. We have a security and remainder interest in the FF&E Reserve escrows for the remaining hotels leased to third parties. When we own the FF&E Reserve escrows at hotels leased to third parties we report payments into the escrow as FF&E reserve income. When we have a security and remainder interest in the FF&E Reserve escrows, deposits are not included in revenue but are included in FFO. We do not report the amounts which are escrowed as FF&E reserves for our managed hotels as FF&E reserve income in our consolidated statement of income.

(3)    In June 2005, we authorized Carlson Hotels Worldwide, or Carlson, to pursue the sale of our Prime HotelSM in Atlanta, GA. In connection with this decision we recorded a $7,300 loss on asset impairment in the second quarter of 2005 to reduce the carrying value of the hotel to its estimated net realizable value less cost to sell. We sold the hotel in September 2005.

(4)    We compute FFO as shown. Our calculation of FFO differs from the NAREIT definition because we include FF&E deposits not included in net income (see note 2), deferred percentage rent (see note 5) and deferred hotel operating income (see note 6) and exclude loss on asset impairment (see note 3). We consider FFO to be an appropriate measure of performance for a REIT, along with net income and cash flow from operating, investing and financing activities. We believe that FFO provides useful information to investors because by excluding the effects of certain historical costs, such as depreciation expense, it may facilitate comparison of current operating performance among REITs. FFO does not represent cash generated by operating activities in accordance with GAAP and should not be considered an alternative to net income or cash flow from operating activities as a measure of financial performance or liquidity. FFO is among the important factors considered by our board of trustees when determining the amount of distributions to shareholders. Other important factors include, but are not limited to, requirements to maintain our status as a REIT, limitations in our revolving bank credit facility and public debt covenants, the availability of debt and equity capital to us and our expectation of our future capital needs and operating performance.

(5)    In calculating net income we recognize percentage rental income received for the first, second and third quarters in the fourth quarter, which is when all contingencies are met and the income is earned. Although we defer recognition of this revenue until the fourth quarter for purposes of calculating net income, we include the amount in the calculation of FFO for each quarter of the year. The fourth quarter FFO calculation excludes the amounts recognized during the first three quarters.

(6)    Our share of the operating results of our managed hotels in excess of the minimum returns due to us are generally determined based upon annual calculations. We recognize our share of income in excess of our minimum returns in the fourth quarter, which is when all contingencies are met and the income is earned. Although we defer recognition of this income until the fourth quarter for purposes of calculating net income, we include the estimated amount in the calculation of FFO for each quarter of the year. The fourth quarter FFO calculation excludes the amounts recognized during the first three quarters.

Hospitality Properties Trust

CONSOLIDATED BALANCE SHEET
(dollars in thousands, except share data)

	June 30,	December 31,
	2006	2005
	(Unaudited)
ASSETS

Real estate properties, at cost:
Land	$584,199	$537,389
Buildings, improvements and equipment	3,392,018	3,089,304
	3,976,217	3,626,693
Accumulated depreciation	(650,790)	(613,007)
	3,325,427	3,013,686
Cash and cash equivalents	16,880	18,568
Restricted cash (FF&E reserve escrow)	30,241	29,063
Other assets, net	50,341	53,290
	$3,422,889	$3,114,607
LIABILITIES AND SHAREHOLDERS’ EQUITY

Revolving credit facility	$85,000	$35,000
Senior notes, net of discounts	1,195,834	921,606
Mortgage payable	3,733	3,766
Security deposits	185,364	185,304
Accounts payable and other liabilities	129,089	108,595
Due to affiliate	3,175	2,967
Dividends payable	1,914	1,914
Total liabilities	1,604,109	1,259,152

Commitments and contingencies

Shareholders’ equity:
Preferred shares of beneficial interest, no par value, 100,000,000 shares authorized:
Series B preferred shares; 8 7/8% cumulative redeemable; 3,450,000 shares issued and outstanding, aggregate liquidation preference $86,250	83,306	83,306
Common shares of beneficial interest; $0.01 par value; 100,000,000 shares authorized, 71,958,301 and 71,920,578, respectively issued and outstanding	720	719
Additional paid-in capital	2,061,454	2,059,883
Cumulative net income	1,281,682	1,211,072
Cumulative preferred distributions	(63,164)	(59,336)
Cumulative common distributions	(1,545,218)	(1,440,189)
Total shareholders’ equity	1,818,780	1,855,455
	$3,422,889	$3,114,607

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